REGISTRATION RIGHTS AGREEMENT

REGISTRATION RIGHTS AGREEMENT (the “Agreement”), dated as of the ___ day of February, 2012, executed and delivered by DOCUMENT SECURITY SYSTEMS, INC., a New York corporation (the “Company”), and Holders (as defined below).

RECITALS

WHEREAS, simultaneously with the execution and delivery of this Agreement, the Company, pursuant to terms and conditions set forth in the Subscription Agreement, dated February __, 2012, including the exhibits thereto and any and all supplements thereof and amendments thereto, and all documents incorporated by reference therein (collectively, the “Subscription Documents”) is offering for sale (the “Offering”) up to a maximum of 30 units of the Company securities, at a price of $100,000 per unit (the “Units”), each Unit consisting of (i) 32,258 (“Shares”) of its common Stock, par value $.02 per share (“Common Stock”) and (ii) a warrant (“Warrant”) to purchase up to an aggregate of 16,129 Shares of Common Stock (the “Warrant Shares”).

WHEREAS, the investor in the Offering whose name appears on Exhibit A annexed hereto is the Holder in this Offering; and

WHEREAS, the terms and conditions of the Offering provide for the execution and delivery of this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Company, the Company hereby agrees as follows:

1. Automatic Registration.

(a) The Company shall use its best efforts to file a registration statement (“Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933 (the “Act”), on appropriate form, and such other documents, including a prospectus, as may be necessary (in the opinion of counsel for the Company), in order to comply with the provisions of the Act, within 30 business days after the final closing of the Offering, so as to allow for the resale under the Act by any Holder or combination of Holders of all Registerable Shares (as defined in Section 2) held by all of the Holders, at the sole expense of the Company, so as to permit the public resale by the Holder of the Registerable Shares pursuant thereto.

Reg. Rights Agreement

(b) If (i) a Registration Statement covering the resale of all of the Registrable Shares (as defined below) required to be covered thereby and required to be filed by the Company pursuant to this Agreement is (A) not filed with the SEC on or before the 30th calendar day after the date hereof (a “Filing Failure”) or (B) not declared effective (the date such Registration Statement is declared effective, the “Effective Date”) by the Securities and Exchange Commission (the “SEC”) on or before 60th calendar day after the date hereof (or the 90th calendar day after the date hereof in the event that such Registration Statement is subject to a full review by the SEC) (an “Effectiveness Failure”), (ii) other than during an Allowable Grace Period (as defined below), on any day after the Effective Date of a Registration Statement sales of all of the Registrable Shares required to be included on such Registration Statement cannot be made pursuant to such Registration Statement (including, without limitation, because of a failure to keep such Registration Statement effective, a failure to disclose such information as is necessary for sales to be made pursuant to such Registration Statement, a suspension or delisting of (or a failure to timely list) the shares of Common Stock on the Principal Market (as defined in the Subscription Documents), or a failure to register a sufficient number of shares of Common Stock or by reason of a stop order) or the prospectus contained therein is not available for use for any reason (a “Maintenance Failure”), or (iii) if a Registration Statement is not effective for any reason or the prospectus contained therein is not available for use for any reason, the Company fails to file with the SEC any required reports under Section 13 or 15(d) of the 1934 Act (as defined in the Subscription Documents) such that it is not in compliance with Rule 144(c)(1) (or Rule 144(i)(2), if applicable) of Act (as defined in the Subscription Documents”) (a “Current Public Information Failure”) as a result of which any of the Holders are unable to sell Registrable Shares without restriction under Rule 144 of the Act (“Rule 144”)(including, without limitation, volume restrictions), then, as partial relief for the damages to any holder by reason of any such delay in, or reduction of, its ability to sell the underlying shares of Common Stock (which remedy shall not be exclusive of any other remedies available at law or in equity), the Company shall pay to each holder of Registrable Shares relating to such Registration Statement an amount in cash equal to one percent (1.0%) of the aggregate Purchase Price (as such term is defined in the Securities Purchase Agreement) of such Holder on each of the following dates: (1) on the date of such Filing Failure, Effectiveness Failure, Maintenance Failure or Current Public Information Failure, as applicable, and (2) on every thirty (30) day anniversary of (I) a Filing Failure until such Filing Failure is cured; (II) an Effectiveness Failure until such Effectiveness Failure is cured; (III) a Maintenance Failure until such Maintenance Failure is cured; and (IV) a Current Public Information Failure until the earlier of (i) the date such Current Public Information Failure is cured and (ii) such time that such public information is no longer required pursuant to Rule 144 (in each case, pro rated for periods totaling less than thirty (30) days). The payments to which a holder of Registrable Shares shall be entitled pursuant to this 1(b) are referred to herein as “Registration Delay Payments.” Following the initial Registration Delay Payment for any particular event or failure (which shall be paid on the date of such event or failure, as set forth above), without limiting the foregoing, if an event or failure giving rise to the Registration Delay Payments is cured prior to any thirty (30) day anniversary of such event or failure, then such Registration Delay Payment shall be made on the third (3rd) Business Day after such cure. In the event the Company fails to make Registration Delay Payments in a timely manner in accordance with the foregoing, such Registration Delay Payments shall bear interest at the rate of one percent (1.0%) per month (prorated for partial months) until paid in full. Notwithstanding the foregoing, no Registration Delay Payments shall be owed to a Holder (other than with respect to a Maintenance Failure resulting from a suspension or delisting of (or a failure to timely list) the shares of Common Stock on the Principal Market) with respect to any period during which all of such Holder’s Registrable Shares may be sold by such Holder under Rule 144.

(c) Notwithstanding anything to the contrary herein (but subject to the last sentence of this Section 1(c)), at any time after the Effective Date of a particular Registration Statement, the Company may delay the disclosure of material, non-public information concerning the Company or any of its Subsidiaries the disclosure of which at the time is not, in the good faith opinion of the board of directors of the Company, in the best interest of the Company and, upon the advice of counsel to the Company, otherwise required (a “Grace Period”), provided that the Company shall promptly notify the Holders in writing of the (i) existence of material, non-public information giving rise to a Grace Period (provided that in each such notice the Company shall not disclose the content of such material, non-public information to any of the Holders) and the date on which such Grace Period will begin and (ii) date on which such Grace Period ends, provided further that (I) no Grace Period shall exceed ten (10) consecutive days and during any three hundred sixty five (365) day period all such Grace Periods shall not exceed an aggregate of thirty (30) days, (II) the first day of any Grace Period must be at least five (5) trading days after the last day of any prior Grace Period and (III) no Grace Period may exist during the sixty (60) trading day period immediately following the Effective Date of such Registration Statement (provided that such sixty (60) trading day period shall be extended by the number of trading days during such period and any extension thereof contemplated by this proviso during which such Registration Statement is not effective or the prospectus contained therein is not available for use) (each, an “Allowable Grace Period”). For purposes of determining the length of a Grace Period above, such Grace Period shall begin on and include the date the Holders receive the notice referred to in clause (i) above and shall end on and include the later of the date the Holders receive the notice referred to in clause (ii) above and the date referred to in such notice. Notwithstanding anything to the contrary contained in this Section 1(c), the Company shall cause its transfer agent to deliver unlegended shares of Common Stock to a transferee of an Holder in accordance with the terms of the Securities Purchase Agreement in connection with any sale of Registrable Shares with respect to which such Holder has entered into a contract for sale, and delivered a copy of the prospectus included as part of the particular Registration Statement to the extent applicable, prior to such Holder’s receipt of the notice of a Grace Period and for which the Holder has not yet settled.

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2. Registerable Shares. For purposes of this Agreement, the term “Registerable Shares” shall include (a) the shares purchased as a component of the Units in the Offering; (b) any securities issued or issuable with respect to the Warrants; (c) Warrant Shares; or (d) any other shares of Common Stock issued to the Holders by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or otherwise. Anything herein contained to the contrary notwithstanding, the provisions of this Agreement shall not apply to, and the term “Registerable Shares” as used in this Agreement shall not include, shares of Common Stock or Warrant Shares after they have been sold by a Holder pursuant to an effective Registration Statement under the Act or sold pursuant to Rule 144.

3. Additional Covenants of the Company With Respect to Registration.

The Company covenants and agrees as follows:

(a) In connection with any registration under Section 1 above, the Company shall file the Registration Statement no later than 30 business days following the final closing of the Offering, and use reasonable efforts to have such Registration Statement declared effective at the earliest possible time.

(b) In connection with any registration of Registerable Shares pursuant to Section 1 above, the Company shall furnish each Holder of Registerable Shares included in a Registration Statement with such reasonable number of copies of such Registration Statement, related preliminary prospectus and prospectus meeting the requirements of the Act, and other documents necessary or incidental to the registration and public offering of such Registerable Shares, as shall be reasonably requested by the Holder to permit the Holder to make a public distribution of such Registerable Shares.

(c) Once effective, the Company covenants and agrees to use its best efforts to maintain the effectiveness of any Registration Statement until the earlier of (i) a date which is two years from the final closing date of the Offering, or (ii) the date that the Holders of the Registerable Shares receive an opinion of counsel to the Company that all of the Registerable Shares may be freely traded (without limitation or restriction as to quantity or timing and without registration under the Act) pursuant to Rule 144 or otherwise; provided, however, the Company may suspend the use of any Registration Statement for a period not to exceed 45 days in any 12-month period for valid business reasons (not including avoidance of the Company’s obligations hereunder), including the acquisition or divestiture of assets, public filings with the SEC, pending corporate developments and similar events.

(d) If any stop order shall be issued by the SEC in connection with any Registration Statement filed pursuant to Section 1 above, the Company will use its best efforts to obtain the removal of such order.

(e) The Company shall pay all costs, fees, and expenses in connection with all Registration Statements filed pursuant to Section 1 above, including, without limitation, the Company’s legal and accounting fees, printing expenses, and blue sky fees and expenses; provided, however, that the Holder shall be solely responsible for the fees of any counsel retained by the Holders in connection with such registration and any transfer taxes or underwriting discounts, commissions or fees applicable to the Registerable Shares sold by the Holder pursuant thereto.

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4. Indemnification.

(a) In the event any Registrable Shares are included in any Registration Statement under this Agreement, to the fullest extent permitted by law, the Company will, and hereby does, indemnify, hold harmless and defend each Holder and each of its directors, officers, shareholders, members, partners, employees, agents, advisors, representatives (and any other Persons (as defined in the Subscription Documents) with a functionally equivalent role of a Person holding such titles notwithstanding the lack of such title or any other title) and each Person, if any, who controls such Holder within the meaning of the Act or the 1934 Act and each of the directors, officers, shareholders, members, partners, employees, agents, advisors, representatives (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding the lack of such title or any other title) of such controlling Persons (each, an “Indemnified Person”), against any losses, obligations, claims, damages, liabilities, contingencies, judgments, fines, penalties, charges, costs (including, without limitation, court costs, reasonable attorneys’ fees and costs of defense and investigation), amounts paid in settlement or expenses, joint or several, (collectively, “Claims”) incurred in investigating, preparing or defending any action, claim, suit, inquiry, proceeding, investigation or appeal taken from the foregoing by or before any court or governmental, administrative or other regulatory agency, body or the SEC, whether pending or threatened, whether or not an indemnified party is or may be a party thereto (“Indemnified Damages”), to which any of them may become subject insofar as such Claims (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon: (i) any untrue statement or alleged untrue statement of a material fact in a Registration Statement or any post-effective amendment thereto or in any filing made in connection with the qualification of the offering under the securities or other “blue sky” laws of any jurisdiction in which Registrable Shares are offered (“Blue Sky Filing”), or the omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) any untrue statement or alleged untrue statement of a material fact contained in any preliminary prospectus if used prior to the effective date of such Registration Statement, or contained in the final prospectus (as amended or supplemented, if the Company files any amendment thereof or supplement thereto with the SEC) or the omission or alleged omission to state therein any material fact necessary to make the statements made therein, in light of the circumstances under which the statements therein were made, not misleading or (iii) any violation or alleged violation by the Company of the Act, the 1934 Act, any other law, including, without limitation, any state securities law, or any rule or regulation thereunder relating to the offer or sale of the Registrable Shares pursuant to a Registration Statement (the matters in the foregoing clauses (i) through (iii) being, collectively, “Violations”). Subject to Section 4(c), the Company shall reimburse the Indemnified Persons, promptly as such expenses are incurred and are due and payable, for any legal fees or other reasonable expenses incurred by them in connection with investigating or defending any such Claim. Notwithstanding anything to the contrary contained herein, the indemnification agreement contained in this Section 4(a): (i) shall not apply to a Claim by an Indemnified Person arising out of or based upon a Violation which occurs in reliance upon and in conformity with information furnished in writing to the Company by such Indemnified Person for such Indemnified Person expressly for use in connection with the preparation of such Registration Statement or any such amendment thereof or supplement thereto and (ii) shall not be available to a particular Holder to the extent such Claim is based on a failure of such Holder to deliver or to cause to be delivered the prospectus made available by the Company (to the extent applicable), including, without limitation, a corrected prospectus, if such prospectus or corrected prospectus was timely made available by the Company and then only if, and to the extent that, following the receipt of the corrected prospectus no grounds for such Claim would have existed; and (iii) shall not apply to amounts paid in settlement of any Claim if such settlement is effected without the prior written consent of the Company, which consent shall not be unreasonably withheld or delayed. The indemnity and contribution agreements contained herein shall be in addition to (i) any cause of action or similar right of the Indemnified Party or Indemnified Person against the indemnifying party or others, and (ii) any liabilities the indemnifying party may be subject to pursuant to the law.

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(b) In connection with any Registration Statement in which an Holder is participating, such Holder agrees to severally and not jointly indemnify, hold harmless and defend, to the same extent and in the same manner as is set forth in Section 4(a), the Company, each of its directors, each of its officers who signs the Registration Statement and each Person, if any, who controls the Company within the meaning of the Act or the 1934 Act (each, an “Indemnified Party”), against any Claim or Indemnified Damages to which any of them may become subject, under the Act, the 1934 Act or otherwise, insofar as such Claim or Indemnified Damages arise out of or are based upon any Violation, in each case, to the extent, and only to the extent, that such Violation occurs in reliance upon and in conformity with written information furnished to the Company by such Holder expressly for use in connection with such Registration Statement; and, subject to Section 4(c) and the below provisos in this Section 4(b), such Holder will reimburse an Indemnified Party any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such Claim; provided, however, the indemnity agreement contained in this Section 4(b) and the agreement with respect to contribution contained in Section 5 shall not apply to amounts paid in settlement of any Claim if such settlement is effected without the prior written consent of such Holder, which consent shall not be unreasonably withheld or delayed, provided further that such Holder shall be liable under this Section 4(b) for only that amount of a Claim or Indemnified Damages as does not exceed the net proceeds to such Holder as a result of the applicable sale of Registrable Shares pursuant to such Registration Statement. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such Indemnified Party and shall survive the transfer of any of the Registrable Shares by any of the Holders hereunder.

(c) Promptly after receipt by an Indemnified Person or Indemnified Party (as the case may be) under this Section 4 of notice of the commencement of any action or proceeding (including, without limitation, any governmental action or proceeding) involving a Claim, such Indemnified Person or Indemnified Party (as the case may be) shall, if a Claim in respect thereof is to be made against any indemnifying party under this Section 4, deliver to the indemnifying party a written notice of the commencement thereof, and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume control of the defense thereof with counsel mutually satisfactory to the indemnifying party and the Indemnified Person or the Indemnified Party (as the case may be); provided, however, an Indemnified Person or Indemnified Party (as the case may be) shall have the right to retain its own counsel with the fees and expenses of such counsel to be paid by the indemnifying party if: (i) the indemnifying party has agreed in writing to pay such fees and expenses; (ii) the indemnifying party shall have failed promptly to assume the defense of such Claim and to employ counsel reasonably satisfactory to such Indemnified Person or Indemnified Party (as the case may be) in any such Claim; or (iii) the named parties to any such Claim (including, without limitation, any impleaded parties) include both such Indemnified Person or Indemnified Party (as the case may be) and the indemnifying party, and such Indemnified Person or such Indemnified Party (as the case may be) shall have been advised by counsel that a conflict of interest is likely to exist if the same counsel were to represent such Indemnified Person or such Indemnified Party and the indemnifying party (in which case, if such Indemnified Person or such Indemnified Party (as the case may be) notifies the indemnifying party in writing that it elects to employ separate counsel at the expense of the indemnifying party, then the indemnifying party shall not have the right to assume the defense thereof and such counsel shall be at the expense of the Indemnifying Party, provided further that in the case of clause (iii) above the indemnifying party shall not be responsible for the reasonable fees and expenses of more than one (1) separate legal counsel for such Indemnified Person or Indemnified Party (as the case may be). The Indemnified Party or Indemnified Person (as the case may be) shall reasonably cooperate with the indemnifying party in connection with any negotiation or defense of any such action or Claim by the indemnifying party and shall furnish to the indemnifying party all information reasonably available to the Indemnified Party or Indemnified Person (as the case may be) which relates to such action or Claim. The indemnifying party shall keep the Indemnified Party or Indemnified Person (as the case may be) reasonably apprised at all times as to the status of the defense or any settlement negotiations with respect thereto. No indemnifying party shall be liable for any settlement of any action, claim or proceeding effected without its prior written consent; provided, however, the indemnifying party shall not unreasonably withhold, delay or condition its consent. No indemnifying party shall, without the prior written consent of the Indemnified Party or Indemnified Person (as the case may be), consent to entry of any judgment or enter into any settlement or other compromise which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party or Indemnified Person (as the case may be) of a release from all liability in respect to such Claim or litigation, and such settlement shall not include any admission as to fault on the part of the Indemnified Party. Following indemnification as provided for hereunder, the indemnifying party shall be subrogated to all rights of the Indemnified Party or Indemnified Person (as the case may be) with respect to all third parties, firms or corporations relating to the matter for which indemnification has been made. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action shall not relieve such indemnifying party of any liability to the Indemnified Person or Indemnified Party (as the case may be) under this Section 4, except to the extent that the indemnifying party is materially and adversely prejudiced in its ability to defend such action.

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(d) No Person involved in the sale of Registrable Shares who is guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) in connection with such sale shall be entitled to indemnification from any Person involved in such sale of Registrable Shares who is not guilty of fraudulent misrepresentation.

(e) The indemnification required by this Section 4 shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or Indemnified Damages are incurred.

5. Contribution.

To the extent any indemnification by an indemnifying party is prohibited or limited by law, the indemnifying party agrees to make the maximum contribution with respect to any amounts for which it would otherwise be liable under Section 4 to the fullest extent permitted by law; provided, however: (i) no contribution shall be made under circumstances where the maker would not have been liable for indemnification under the fault standards set forth in Section 4 of this Agreement, (ii) no Person involved in the sale of Registrable Shares which Person is guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) in connection with such sale shall be entitled to contribution from any Person involved in such sale of Registrable Shares who was not guilty of fraudulent misrepresentation; and (iii) contribution by any seller of Registrable Shares shall be limited in amount to the amount of net proceeds received by such seller from the applicable sale of such Registrable Shares pursuant to such Registration Statement. Notwithstanding the provisions of this Section 5, no Holder shall be required to contribute, in the aggregate, any amount in excess of the amount by which the net proceeds actually received by such Holder from the applicable sale of the Registrable Shares subject to the Claim exceeds the amount of any damages that such Holder has otherwise been required to pay, or would otherwise be required to pay under Section 4(b), by reason of such untrue or alleged untrue statement or omission or alleged omission.

The provisions of Section 4 shall remain in full force and effect regardless of any investigation made by or on behalf of any Holder or the Company or any other persons who are entitled to indemnification pursuant to the provisions of Section 4, and shall survive the sale by a Holder of Registerable Shares pursuant to the Registration Statement.

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6. Amendments. This Agreement may not be amended, modified or supplemented, and waivers of or consents to departures from the provisions of this Agreement may not be given, unless it would not have an adverse effect upon the rights of any of the Holders and the Company has obtained the written consent of Holders then holding a majority of the Registerable Shares.

7. Notices. Except as otherwise provided in this Agreement, all notices, requests and other communications (which shall include publication) to any person provided for hereunder shall be in writing and shall be given by hand delivery, registered or certified mail or by any courier providing overnight delivery (i) if to the Company, or the initial Holder, at the address set forth in the Subscription Agreement and (ii) if to a subsequent Holder, to the address set forth on the books and records of the Company. All such notices, requests or communications shall not be effective until received.

8. Assignment. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto. In addition, and whether or not any express assignment shall have been made, the provisions of this Agreement which are for the benefit of Holder shall also be for the benefit of and enforceable by any subsequent holder of the Registerable Shares. Holder agrees, by accepting any portion of the Registerable Shares after the date hereof, to the provisions of this Agreement.

9. Governing Law.

(a) THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO THE PRINCIPLES OF CONFLICTS OF LAWS.

(b) Each of the Company and Holder hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of any State Court in The City of New York, Borough of Manhattan and the United States District Court for the Southern District of New York (the “NY Courts”) for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the NY Courts and agrees not to plead or claim that such litigation brought in any NY Courts has been brought in an inconvenient forum.

10. Counterparts. This Agreement may be executed by facsimile or e-mail PDF and may be signed simultaneously in any number of counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute one and the same instrument.

11. Entire Agreement. This Agreement embodies the entire agreement of between the Company relating to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter.

12. Severability. If any provision of this Agreement, or the application of such provisions to any person or circumstance, shall be held invalid, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those to which it is held invalid, shall not be affected thereby.

13. Third Party Beneficiaries. The Holders from time to time shall each be a third party beneficiary of the agreements of the Company contained herein.

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14. Headings. The headings which are contained in this Agreement are for the sole purpose of convenience of reference, and shall not limit or otherwise affect the interpretation of any of the provisions hereof.

15. Further Assurances. The Company will from time to time after the date hereof take any and all actions, and execute, acknowledge and deliver any and all documents and instruments, at its cost and expense, as any Holder may from time to time reasonably request in order to more fully perfect or protect the rights intended to be granted to it hereunder.

16. Interpretation. As used in this Agreement, unless the context otherwise requires: words describing the singular number shall include the plural and vice versa; words denoting any gender shall include all genders; words denoting natural persons shall include corporations, partnerships and other entities, and vice versa; and the words “hereof”, “herein” and “hereunder”, and words of similar import, shall refer to this Agreement as a whole, and not to any particular provision of this Agreement.

17. Waiver. The failure of the Company or any Holder to at any time enforce any of the provisions of this Agreement shall not be deemed or construed to be a waiver of any such provision, nor to in any way affect the validity of this Agreement or any provision hereof or the right of the Company or any Holder to thereafter enforce each and every provision of this Agreement.

[signature page appears next]

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IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Agreement effective as of the date first above written.

DOCUMENT SECURITY SYSTEMS, INC.

By:
Name: Patrick White
Title: Chief Executive Officer

Accepted and Agreed
Holders:

By:
Name:

By:
Name:

By:
Name:

Reg. Rights Agreement

EXHIBIT A

LIST OF HOLDERS

(Attached)

Reg. Rights Agreement